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                        CAI WIRELESS SYSTEMS, INC.
                 1998 OUTSIDE DIRECTORS' STOCK OPTION PLAN

     1. PURPOSE. The purpose of this 1998 Outside Directors' Stock Option Plan (the "Plan") is to attract and retain the continued services of non-employee directors of CAI Wireless Systems, Inc. (the "Company") with the requisite qualification and to encourage such directors to secure or increase, on reasonable terms, their stock ownership in the Company. The Board of Directors of the Company (the "Board") believes that the granting of options (the "Options") under this Plan will promote continuity of management and increased personal interest in the welfare of the Company by those individuals who are responsible for shaping and carrying out the long-range plans of the Company and securing its continued growth and financial success.

     2. EFFECTIVE DATE OF THE PLAN; SHAREHOLDER APPROVAL. The Plan shall become effective upon its approval by the Board of the Company (the "Effective Date"). To the extent the Company is subject to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, the Company shall seek to obtain shareholder approval or ratification of the Plan in compliance with Rule 16b-3(d)(2) under the Exchange Act.

     3. STOCK SUBJECT TO PLAN. Four hundred thousand (400,000) of the authorized but unissued shares of the Company's Common Stock, par value $0.01 per share (the "Shares"), have been reserved for issuance upon the exercise of Options; provided, however, that the number of Shares so reserved may be reduced from time to time to the extent that a corresponding number of treasury Shares are set aside for issuance upon the exercise of Options. If any Options expire or terminate for any reason without having been exercised in full, the unpurchased Shares subject thereto shall again be available for the grant of Options.

     4. ADMINISTRATION. The Plan shall be administered by the Committee referred to in Section 5 hereof. Subject to the provisions of the Plan, the Committee shall have complete authority in its discretion to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Committee shall have no discretion to determine the non-employee directors who will receive Options, the number of Shares subject to Options, the terms upon which, the time at which, or the period within which Shares may be acquired or the Option may be acquired and exercised.

     5. COMMITTEE. The Board shall designate a committee (the "Committee"), which shall consist of at least two (2) members of the Board, each of whom shall be a "non-employee director," as defined in Rule 16b-3 under the Exchange Act, or any successor rule under the Exchange Act. The Board may remove, at any time and from time to time, any member of the Committee and fill vacancies, however caused, in the Committee. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination of the Committee reduced to writing and signed by all members of the Committee shall be fully effective as if it had been made at a meeting duly called and held. The Committee may be an existing committee of the Board, provided such existing committee consists of at least 2 "non-employee directors."

     6. ELIGIBILITY. An Option may be granted only to members of the Board who are non-employee directors on the date of grant (the
"Participants").

     7.   GRANT OF OPTIONS AND OPTION PRICE.

     (a) INITIAL OPTION GRANT. Each individual who is a Participant on the date that such individual is deemed first elected or appointed to the Board (the "Initial Grant Date") shall automatically be granted on such date an option (the "Initial Option") to purchase twenty-five thousand (25,000) Shares, vesting: (i) to the extent of options to purchase 10,000 Shares on the date that is three months after the Initial Grant Date; (ii) to the extent of options to purchase an additional 7,500 Shares on the date that is eight months after the Initial Grant Date, and (iii) to the extent of options to purchase an additional 7,500 Shares on the one-year anniversary of the Initial Grant Date, provided that such individual is a Participant on each such date.

     (b) SUBSEQUENT ANNUAL OPTION GRANTS. In addition to the Initial Option, each Participant shall receive an automatic grant of an Option (each, a "Subsequent Option") to purchase seven thousand five hundred (7,500) Shares on each April 1st, commencing on April 1, 2000 (each April 1st, a "Subsequent Grant Date"), provided that such Participant has been a member of the Board for at least six months prior to the applicable Subsequent Grant Date. Each Subsequent Option shall vest in its entirety on the one-year anniversary of the applicable Subsequent Grant Date.

     (c) LIMITATION ON MULTIPLE GRANTS. Notwithstanding the foregoing, no Participant shall receive more than one (1) grant of an Initial Option at any time, even if the Participant ceases for any reason to serve on the Board for any length of time, but is then re-elected or re-appointed.

     (d) PRICE. The per Share price to be paid by a Participant upon the exercise of an Option (the "Exercise Price") shall not be less than the fair market value of a Share on the date of grant. For purposes hereof, the fair market value of a Share on any date shall be equal to the last reported sales price of the Shares as reported on the NASDAQ National Market System on such date, or, if the Shares are not reported on the NASDAQ National Market System, the last reported sales price of the Shares on such date (or if no such quotation occurred on that date, on the next preceding date on which there was a quotation), as made available for publication by the National Association of Securities Dealers Automated Quotation System, or if no such prices are available, the fair market value as determined rules to be adopted by the Committee.

     8. OPTION PERIOD. Participants shall be granted Options which are exercisable for a period of ten (10) years from the date of granting thereof. Notwithstanding the foregoing, except as provided in the following paragraph, to the extent required by Rule 16b-3 under the Exchange Act and the rules and regulations promulgated thereunder, no Option granted under this Plan shall be exercisable until six (6) months after the grant.

     In the event that a Participant dies or becomes disabled, or in the event of a "change of control" (as defined below) of the Company, all Options held by such Participant which have not yet vested and become exercisable shall become vested and immediately exercisable.

          For purposes of this Plan, a "change of control" shall be deemed to have occurred if, after the date hereof, (i) any person or two or more persons acting in concert, other than the Company or any employee benefit plan sponsored by the Company, acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act directly or indirectly of thirty-five percent (35%) or more of the total voting power represented by the Company's then outstanding voting securities (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire voting securities); or (ii) any person or two or more persons acting in concert, other than the Company or any employee benefit plan sponsored by the Company, shall purchase shares of the Company pursuant to a tender offer or exchange offer to acquire any voting securities of the Company (or securities convertible into such voting securities) for cash, securities or any other consideration, provided that after the consummation of the offer, the person or persons in question has beneficial ownership directly or indirectly of thirty-five percent (35%) or more of the total voting power represented by the Company's then outstanding voting securities (all as calculated under clause (i) above)); or (iii) the shareholders of the Company shall approve (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation (other than a merger of the Company in which holders of the Common Shares of the Company immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before), or pursuant to which Common Shares of the Company would be converted into cash, securities or other property, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (iv) a change in control of a nature that would be required to be reported in response to
Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; or (v) there shall have been a change in the composition of the Board of Directors of the Company at any time during any consecutive twenty-four (24) month period such that "continuing directors" cease for any reason to constitute at least a 70% majority of the Board. For purposes of this clause, "continuing directors" means those members of the Board who either were directors at the beginning of such twenty-four month period or were elected by or on the nomination or recommendation of at least a 70% majority of the then-existing "continuing directors." So long as there has not been a "change of control" within the meaning of clause
(v), the Board of Directors may adopt by a 70% majority of the "continuing directors" a resolution to the effect that an event described in clauses
(i) or (ii) shall not constitute a "change of control."

     9. EXERCISE OF OPTIONS. Subject to Sections 7 and 8 hereof, a vested Option may be exercised in whole or in part, at any time after the date it is granted, and only by a written notice of intent to exercise the Option with respect to a specified number of Shares and payment to the Company in cash or by certified check, bank draft or postal or express money order, of the amount of the Option Exercise Price for the number of Shares with respect to which the Option is then exercised.

     10.  CEASING TO BE A DIRECTOR.

          (a) TERMINATION. If a Participant terminates service as a director for any reason other than those set forth in clauses (b) and (c) below, any vested Options held by the Participant at the time of such termination shall terminate on the date on which such Options would otherwise expire by their terms, and any unvested Options shall lapse and expire on the date of such termination.

          (b) DISABILITY OR DEATH. If a Participant's service as a director is terminated by disability or death, the Participant or the representative of the Participant's estate or beneficiaries thereof to whom the Option has been transferred shall have the right during the period commencing on the date of the Participant's disability or death and ending one (1) year after such termination to exercise any then-outstanding Options in whole or in part.

          (c) TERMINATION FOR CAUSE. If a Participant's service as a director is terminated for cause, all vested and unvested Options held by the Participant at the time of such termination for cause shall lapse and expire immediately upon such termination.

     11. DURATION OF PLAN. Unless sooner terminated by the Board, this Plan shall remain in effect for a period of ten (10) years after the Effective Date, and shall thereafter terminate automatically by its terms, without further action by the Board or the Committee. No Options may be granted after the termination of this Plan; provided, however, that termination of this Plan shall not affect any Options previously granted, which Options shall remain in effect until exercised, surrendered or cancelled, or until they have expired, all in accordance with their respective terms.

     12. CHANGES IN CAPITAL STRUCTURE, ETC. In the event of changes in the outstanding Common Stock of the Company by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combination or exchange of shares, separations, reorganization, or liquidations, the number of Shares available under the Plan in the aggregate and the number of Shares as to which Options may be granted to any Participant shall be correspondingly adjusted by the Committee. In addition, the Committee shall make appropriate adjustments in the number of Shares as to which outstanding Options, or portions thereof then unexercised, shall relate, to the end that the Participant's appropriate interest shall be maintained as before the occurrence of such event; such adjustment shall be made without change in the total price applicable to the unexercised portion of Options and with a corresponding adjustment in the Option price per share.

     13. RIGHTS AS SHAREHOLDER. A Participant entitled to Shares as a result of the exercise of an Option shall not be deemed for any purpose to be, or have rights as, as shareholder of the Company by virtue of such exercise, except to the extent a stock certificate is issued therefor and then only from the date such certificate is issued. No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

     14. EXPENSES. The expenses of this Plan shall be borne by the Company.

     15. COMPLIANCE WITH APPLICABLE LAW. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing Shares to be delivered pursuant to the exercise of an Option, unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws and regulations of governmental authority. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended), or to take any other action in order to cause the issuance and delivery of such certificate to comply with any such law or regulation. The Committee may require, as a condition of the issuance and delivery of such certificates and in order to ensure compliance with such laws and regulations, that the Participant make such covenants, agreement and representations as the Committee, in its sole discretion, deems necessary or desirable.

     16. APPLICATION OF FUNDS. Any cash proceeds received by the Company from the sale of Shares pursuant to Options will be used for general corporate purposes.

     17. AMENDMENT OF THE PLAN. The Board may, from time to time, suspend or discontinue this Plan or revise or amend it in any respect whatsoever, except that no such suspension, discontinuance, revision or amendment shall in any manner affect any grant theretofore made without the consent of the Participant or the transferee of the Participant, unless necessary to comply with applicable law.